                                                                   Exhibit 10.31

(MEDICAL PROPERTIES TRUST LOGO)

February 28,2005

Kamal Tiwari, MD
Monroe Hospital. LLC
P. O. Box 5635
Bloomington, IN 47407

     Re: Commitment Letter for Development of Monroe Hospital in Bloomington, Indiana

Dear Dr. Tiwari:

MPT Operating Partnership, L.P., and its designated affiliates ("MPT") are pleased to extend a commitment to Monroe Hospital Operating Company or its affiliates (collectively, "Monroe" or "LESSEE") to enter into a sale/leaseback transaction regarding the development of a general acute care hospital (sometimes the "Facility") on certain land (the "Land") located in the Bloomington, Indiana area. (The Land and the Facility are collectively referenced herein as the "Real Estate.") The foregoing commitment and the closing of the transactions described in this Commitment Letter (the "Transaction") are subject to: (i) MPT being satisfied, in its sole discretion, with the results of its due diligence investigation of LESSEE and the Real Estate; (ii) the execution of definitive agreements relating to the Transaction, which are consistent with the terms set forth herein (the "Definitive Documents"); (iii) MPT's receipt of a current title insurance policy and survey respecting the Land, provided at LESSEE's expense, which are in form and substance satisfactory to MPT in its sole discretion; (iv) MPT's receipt of a recent phase one environmental study for the Land, provided at LESSEE's expense, which is in form and substance satisfactory to MPT in its sole discretion; (v) MPT's receipt of a recent engineering (soil condition) report respecting the condition of the Land, provided at LESSEE's expense, which is in form and substance satisfactory to MPT in its sole discretion; (vi) the acquisition of any governmental filings or approvals, requirements of any LESSEE lender or other third-party consents or agreements required for the Transaction; (vii) the approval of the Transaction by the Board of Directors of Medical Properties Trust, Inc.; (viii) the Appraised Value (as hereinafter defined) of the Real Estate being equal to or greater than the Purchase Price (as herein defined) and
(ix) such other conditions to such closing as are described herein or as are customary in similar transactions.

     Medical Properties Trust, Inc.
     1000 Urban center drive, Suite 1 501 Birmingham, Alabama 35242
     205.969.3755. Fax 205.969.3756. www.medicalpropertiestrust.com

                                    ARTICLE I

                                   BASIC TERMS

SECTION 1.1 BASIC TRANSACTION: Subject to the terms and conditions herein, MPT shall develop the Facility and will lease the Real Estate to LESSEE from the Closing Date (as herein defined). MPT shall not assume any liabilities of the LESSEE (as hereinafter defined) in connection with the Transaction.

     SECTION 1.1.1 CONVEYANCE OF REAL ESTATE: On the Closing Date, MPT shall acquire the Land for an agreed upon purchase price (the "Purchase Price") and upon the terms and conditions set forth in the Definitive Documents. The conveyance of the Land shall be by general warranty deed and such other documents and instruments necessary to convey the Land, free and clear of any liens and encumbrances, except for liens and encumbrances as may be agreed to by MPT in the Definitive Documents (the "Permitted Exceptions") and LESSEE shall be responsible for all recording costs and fees related to such conveyance.

     SECTION 1.1.2 DEVELOPMENT: MPT shall be responsible for funding the Total Development Costs (as defined in Section 1.2. below) for the Facility. MPT shall approve the general contractor, developer, architect, construction company, engineer, and other parties that will participate in the development of the Facility and shall control the preparation and negotiation of the definitive agreements with such parties, however, such approvals will not be unreasonably withheld. MPT will give LESSEE an opportunity to review such definitive agreements prior to their execution.

SECTION 1.2 TOTAL DEVELOPMENT COSTS: The total development costs for the Facility shall include all costs and expenses incurred by MPT in connection with the purchase, development, and lease of the Real Estate, including, but not limited to, the Purchase Price of the Land, legal, appraisal, title, survey, environmental, engineering, and other fees paid to advisors and or brokers, expenses of site visits, and all other development costs of the Real Estate (the Total Development Costs"). A preliminary Project Cost Analysis indicating the currently anticipated development costs is attached hereto as Schedule 1.2. The Total Development Costs are estimated to be Twenty Eight Million Dollars (S28.000.00O). In no event shall the Total Development Costs exceed the lesser of (i) the appraised value of the Real Estate, (ii) the replacement cost of the Real Estate, or (iii) an amount that gives an EBITDAR coverage based on the Base Rent (as hereinafter defined) of at least Two Hundred percent (200%) for the Facility based on pro forma's acceptable to MPT. During the term of the development of the Facility, funds will be advanced pursuant to requests made by LESSEE in accordance with the terms and conditions of a development agreement entered into by MPT in connection with the Facility (the "Development Agreement"). The Development Agreement will provide that, prior to any advance of funds, the developer must provide the following to MPT:

          (a) TITLE INSURANCE: Satisfactory evidence in the form of an endorsement to the original title insurance policy that no intervening liens have been placed on the Real Estate since the date of the previous advance:

          (b) ARCHITECT'S CERTIFICATE: A certificate executed by the architect of record (the "Architect's Certificate") approved by MPT that indicates that all construction work completed on the Facility conforms with the requirements of the plans, specifications, and any change orders previously approved by MPT; and

          (c) CONTRACTOR'S CERTIFICATE; LIEN WAIVER: A certificate executed by the general contractor or construction manager that all work requested for reimbursement has been completed and a lien waiver that all bills have been paid.

SECTION 1.3 LEASE: On the Closing Date, the parties shall execute a lease agreement for the Real Estate in a form mutually satisfactory to the parties (the "Lease") generally in accordance with the terms set forth herein. If requested by MPT, LESSEE shall form, and lease the Facility through, a special purpose entity. The term of the Lease shall be for the Construction Period (defined as that period beginning on the Closing Date and ending when LESSEE is issued a certificate of occupancy for the Facility) and a period of fifteen (15) years following the Construction Period and (so long as there is no default under the Lease) the Lease shall provide for three (3) options exercisable by LESSEE, in its sole discretion, to extend for five (5) years so long as the options are exercised at least six (6) months prior to the expiration of the Lease. The Lease shall provide that at the expiration of the initial term of the Lease, and at the expiration of each extended term thereafter, so long as there is no default under the Lease, LESSEE shall have the option to purchase the Real Estate at a purchase price equal to the greater of (i) the appraised fair market value of the Real Estate (which appraisal shall assume that the Lease remains in effect for a term of fifteen (15) years and shall not take into account any purchase options contained therein), or (ii) the amount of the Total Development Costs for the Facility increased by an amount equal to the greater of (A) Two and One Half Percent (2.5%) per year from the Closing, or (B) the rate of increase in the Consumer Price Index on each Adjustment Date. As used herein, the term "Consumer Price Index" means the Consumer Price Index, all urban consumers, all items, U.S. City Average, published by the Untied States Department of Labor, Bureau of Labor Statistics, in which 1982-1984 equals one hundred (100). As used herein, the term "Adjustment Date" means January 1st of each year commencing on January 1, 2006.

SECTION 1.4 RENTS: The Lease for the Real Estate shall provide for the following rent:

     SECTION 1.4.1 CONSTRUCTION PERIOD RENT: During construction. LESSEE will be charged rent at a rate equivalent to the Initial Rate (as defined in Section 1.4.2) multiplied by the cumulative amount of funds advanced. The Construction Period Rent shall commence on the first (1st) day of the month following the month in which the first disbursement of funds are disbursed under the Development Agreement, and shall continue to be paid by LESSEE to MPT on the first (1st) day of each month.

     SECTION 1.4.2 BASE RENT: LESSEE will pay an initial lease rate of Ten and One-Half Percent (10.5%) (the "Initial Rate"). Following the Construction Period, the aggregate annual base rent ("Base Rent") for the Real Estate shall be an amount equal to the Initial Rate multiplied by the Total Development Costs. The Base Rent shall be payable in twelve (12) equal monthly installments.

     SECTION 1.4.3 RENT INCREASE: Commencing on January 1, 2006 and on each January 1st thereafter (each such date an "Adjustment Date") the Base Rent shall be increased, if any, by an amount equal to the greater of (i) Two and One Half percent (2.5%) of the prior year's Base Rent, or (ii) the percentage by which the Consumer Price Index on the Adjustment Date shall have increased over the Consumer Price Index figure In effect on the then just previous January 1st. If the previous year's Base Rent is for a partial year, it shall be annualized. If the previous year's Base Rent changed for any reason during the year, then all calculations of Base Rent increases shall be based on the annualized value of the highest monthly rent paid.

     SECTION 1.4.4 REPAIR AND REPLACEMENT RESERVE: Commencing on the date that construction has been completed and on each January 1st thereafter, LESSEE will be required to make annual deposits into a repair and replacement reserve (the 'Repair and Replacement Reserve"), at a financial institution of MPT's choosing, in the amount of Two Thousand Five Hundred Dollars ($2500) per bed, increasing each January 1st by Two and One-Half Percent (2.5%). Such reserve shall be under the joint control of MPT and LESSEE and used for the repair and replacement of capital items on the Real Estate, as shall be expressly provided in the Lease. Any funds remaining in the Repair and Replacement Reserve upon the expiration of the lease shall be returned to LESSEE.

SECTION 1.5 ABSOLUTE NET LEASE: The Real Estate will be leased to LESSEE on an absolute net or fully netted basis. LESSEE will be responsible for all costs of maintaining the Real Estate, including, but not limited to, taxes, insurance, maintenance, and capital improvements.

SECTION 1.6 ADDITIONAL SECURITY: As additional security for the performance of LESSEE's obligations under the Lease, MPT shall be granted a security interest in LESSEE's personal property (excluding accounts receivable and the proceeds thereof) and shall receive from LESSEE an assignment of any rents and leases. The Lease shall be cross-defaulted with any other lease between LESSEE, or its affiliates, and MPT, or its affiliates. LESSEE shall not place or allow any other liens to be placed on the personal property without MPT's approval, which approval shall not be unreasonably withheld.

SECTION 1.7 COMMITMENT FEE: On February 17, 2005, upon the execution of its Letter of Intent with MPT, Monroe paid to MPT a refundable commitment fee of Fifty Thousand Dollars ($50,000). Upon the execution of this Commitment Letter
(i) all commitment fees previously paid by Monroe to MPT shall become nonrefundable, and (ii) Monroe shall pay a second, nonrefundable commitment fee to MPT of Fifty Thousand Dollars ($50,000). Additionally, if the Commitment Letter is executed before March 1, 2005 and the closing occurs before June 1, 2005, Monroe shall pay at closing a nonrefundable commitment fee equal to One-Half of One Percent (0.5%) of the Total Development Costs, as estimated under Section 1.2, less the One Hundred Thousand Dollars ($100,000) previously paid in commitment fees. If the Commitment Letter is executed after February 28, 2005 or the closing occurs after May 31, 2005, MPT may in its sole discretion increase the required total commitment fee to Three-Quarters of One Percent (0.75%)

SECTION 1.8 CLOSING DATE: MPT and LESSEE agree that time is of the essence and that the parties will prepare, negotiate, and execute Definitive Documents consistent with the terms hereof and will use their good faith reasonable efforts to close the Transaction (the "Closing") as soon as possible with a goal of closing by April 30, 2005. However, in no event shall the Closing occur any later than May 31, 2005. without an extension in writing of this Commitment Letter by MPT. The actual date upon which the Closing occurs shall be referred to as the "Closing Date."

SECTION 1.9 FINANCIAL INFORMATION AND COVENANTS: MPT must receive, at least thirty (30) days prior to the Closing, audited financial statements of Monroe since Monroe's inception and any current year-to-date interim, unaudited, management-generated financial statements of Monroe, together with a five-year forecast of operations for the Facility. The Lease will require that MPT receive on a continuing basis during the term of the Lease, within the times as hereinafter set forth, the following:

          (a) Within ninety (90) days after the end of each year, audited GAAP-basis financial statements of Monroe and the Facility by a nationally-recognized accounting firm or an independent certified public accounting firm reasonably acceptable to MPT: plus

          (i) Within forty-five (45) days after the end of each quarter, current financial statements of Monroe and the Facility, on a quarterly, year-to-date, and prior year comparable basis, certified to be true and correct:

          (ii) Within thirty (30) days after the end of each month, current operating statements of the Facility certified to be true and correct; and

          (iii) Such other financial and operating statements and analyses as MPT may reasonably request.

          (b) Upon request, a certificate, in form acceptable to MPT and Monroe, that no event of default as defined in the Lease or in any other lease between Monroe, or its affiliates, and MPT, or its affiliates (a "Default"), then exists and no event has occurred (that has not been cured) and no condition currently exists that would, but for the giving of any required notice or expiration of any applicable cure period, constitute a Default.

          (c) Within ten (10) days of receipt, any and all notices (regardless of form) from any and all licensing or certifying agencies that any license or certification, including, without limitation, the Medicare or Medicaid certification of the Facility, is being downgraded, revoked, or suspended or that action is pending or being considered to downgrade, revoke, or suspend such Facility's license or certification.

          (d) MPT reserves the right to require such other financial information from Monroe at such other times as it shall deem reasonably necessary. All financial statements must be in such form and detail as MPT shall from time to time, but not unreasonably, request.

SECTION 1.10 COVENANTS AND EVENTS OF DEFAULT: In addition to all other customary defaults and remedies, the Lease shall provide for financial covenants to be mutually agreed upon by LESSEE and MPT. MPT and LESSEE agree that the Lease terms will provide for limited forbearance of the enforcement of these covenants during a period in which operations at the Facility are normalized.

SECTION 1.11 SUBLEASE AND ASSIGNMENT: LESSEE shall not sublease or assign (which will be broadly defined) the Lease; provided, however, that any such assignee shall have, in MPT's sole discretion, credit and operating characteristics equal to or stronger than LESSEE's. Any such assignment shall not release the LESSEE. Any sublease shall be subordinate to the Lease and may be terminated or left in place by MPT in the event of a termination of the Lease.

SECTION 1.12 CAPITALIZATION: On the Closing Date, Monroe shall have received from its equity owners at least Six Million Dollars ($6,000,000) in cash contributions, and Monroe will maintain at all times during the Lease a tangible net worth, the amount of which shall be negotiated by the parties prior to Closing. Capitalization shall include the required letter of credit.

SECTION 1.13 LETTER OF CREDIT: Simultaneously with the execution and delivery of the Lease by Monroe, Monroe shall obtain and deliver to MPT an unconditional and irrevocable letter of credit from a bank (or similar collateral) acceptable to MPT, naming MPT as beneficiary and in an amount equal to one (1) year or Base Rent under the Lease. Once operations have sustained EBITDAR coverage of at least two (2) times Base Rent for two (2) consecutive fiscal years, the letter of credit may be reduced to an amount equal to six (6) months of Base Rent.

SECTION 1.14 SYNDICATION: MPT will allow up to 30% or the Real Estate to be owned by local or area physicians. MPT and Monroe will decide together which physicians are offered the opportunity to invest in the Real Estate. The physicians will invest on an equal basis with MPT. With MPT's approval and in accordance with, and as permitted by, Stark II and all other applicable laws and regulations. MPT will finance such purchases for the physicians (separate from the Twenty Eight Million Dollars ($28,000,000) proposed under this commitment). MPT in its sole discretion will provide up to One Hundred Percent (100%) financing to the physicians at a rate equal to the Base Rent rate as defined herein. Such physician financing shall be for a fixed term of up to seven (7) years and shall be subject to fixed payment schedules, but shall be repayable at any time.

SECTION 1.15 CONSTRUCTION FEE: On the Closing Date. LESSEE shall pay to MPT a construction fee of Fifty Thousand Dollars ($50,000).

                                   ARTICLE II

                                  THE FACILITY

SECTION 2.1 ACCESS TO INFORMATION: From the date hereof, LESSEE will provide MPT and its representatives (including architects, engineers, surveyors, attorneys, accountants, investment bankers, and other representatives) with reasonable and available access to the Real Estate and the officers, agents, and employees of LESSEE, and LESSEE shall furnish or cause to furnish such representatives with all financial, operating, and other data or information relating to the LESSEE and the Real Estate as may be reasonably requested in connection with MPT's due diligence review.

SECTION 2.2 APPROVAL OF THE FACILITY: MPT shall have the right to review and approve all aspects of Facility, including the final configuration of the Real Estate, the location of any improvements on the Real Estate, the location of all roads and interchanges in relation to the Real Estate, the location of all property lines, utilities, easements, rights of way, common areas, and amenities affecting the Facility, and the soil and subsurface engineering studies, investigations, and reports that support and justify the location of the Facility. The Real Estate shall have such easements, rights-of-way, and other privileges as are necessary to operate the Facility. MPT acknowledges that it will be provided with preliminary design and development plans for the Facility. Such plans must be acceptable to MPT but MPT's approval shall not be unreasonably withheld.

SECTION 2.3 INSPECTIONS OF FACILITY:

          (a) Beginning on the Closing Date and continuing throughout construction, the Lease period, and any extensions of the Lease. LESSEE shall pay to MPT an annual inspection fee equal to Five Thousand Dollars ($5,000) increased each January 1st at the greater of Two and One-Half Percent (2.5%) or the rate of CPI increase

          (b) LESSEE shall maintain the Facility in a first class manner and shall be required to respond to any deficiencies reported as a result of these annual inspections.

SECTION 2.4 MPT'S RIGHT TO INSPECT THE REAL ESTATE: MPT and its representatives shall have the right to make periodic inspections of the Real Estate from time to time upon reasonable prior notice to LESSEE. MPT shall use reasonable efforts to not disrupt the patient care being provided at the Facility.

SECTION 2.5 EXPANSIONS AND RENOVATIONS: So long as MPT is the owner of the Real Estate, MPT shall have a right of first opportunity to fund any expansions or material renovations requested by LESSEE at the Facility. The lease term for the expansions or renovations shall be identical to the term of the Lease.

                                   ARTICLE III

                              CONDITIONS PRECEDENT

Prior to the Closing and in addition to any conditions addressed elsewhere in the Commitment Letter, MPT shall have been furnished with the following, each of which must be in form and substance satisfactory to MPT in its sole discretion:

SECTION 3.1 CONTRACTS, CONSENTS, AND LIEN WAIVERS: Fully executed counterparts of any previously executed contracts with architects, engineers, contractors, and material subcontractors and lien waivers and subordinations pursuant to which such parties release all liens for work performed by them prior to the Closing.

SECTION 3.2 GOVERNMENTAL APPROVALS AND LICENSES: Copies of all permits, licenses, and other approvals of governmental authorities required for the operation of the Facility for its intended use and written evidence satisfactory to MPT that the operation and use of the Facility are in accordance with all applicable governmental requirements.

SECTION 3.3 TITLE INSURANCE: At LESSEE's expense, a title insurance policy conforming to the requirements set forth in Exhibit A, and issued by a title insurance company satisfactory to MPT, insuring the Real Estate. The title policy shall contain no exceptions other than Permitted Exceptions and shall contain a general comprehensive endorsement (ALTA 9), on ALTA 3.0 zoning endorsement, and such other endorsements as MPT may require. LESSEE will provide any customary affidavits and certifications required by the title company.

SECTION 3.4 INSURANCE: LESSEE must provide evidence to MPT that LESSEE is maintaining insurance on the Facility as set forth in Exhibit B, and that MPT and any lender of MPT are named as additional insureds and. where applicable, loss payees.

SECTION 3.5 SURVEY: At LESSEE's expense, a current survey of the Real Estate prepared and certified by a duly registered land surveyor licensed and in good standing in the State of Indiana and acceptable to MPT, The survey shall comply with ALTA requirements and shall show all improvements and encroachments located on the Real Estate and all recorded or visible easements, rights-of-way, and similar encumbrances affecting the title to the Real Estate, shall contain a certification in the form shown on Exhibit C, and shall state whether or not the Real Estate lies within a designated flood hazard zone.

SECTION 3.6 UCC SEARCHES: UCC searches.

SECTION 3.7 ZONING: Evidence that the Real Estate, and the use and occupancy thereof, will comply with all applicable governmental requirements related to planning, zoning, and land use.

SECTION 3.8 PLANS: To the extent LESSEE has them, LESSEE will provide MPT with one complete set of final plans and specifications for the Facility.

SECTION 3.9 ATTORNEY'S OPINION: An opinion of counsel for the LESSEE addressed to MPT covering such matters as MPT may reasonably require.

SECTION 3.10 ENVIRONMENTAL MATTERS: An environmental indemnity agreement, mutually acceptable to LESSEE and MPT, executed by LESSEE in favor of MPT. Pursuant to that agreement, LESSEE shall make various environmental representations and warranties to MPT and shall indemnify and hold harmless MPT from environmental claims and liabilities, including, without limitation, claims and liabilities arising from any hazardous or toxic materials present on the Real Estate and from any violations of environmental laws and regulations.

SECTION 3.11 ORGANIZATIONAL DOCUMENTS: Certified copies of the organizational documents of the LESSEE, together with such resolutions, consents, and similar documents evidencing the authorization of the Transaction contemplated by this Commitment Letter as MPT may require.

SECTION 3.12 APPRAISAL: MPT acknowledges, that in order to facilitate a timely closing, LESSEE, at its expense, has ordered an appraisal of the Real Estate showing the fair market value thereof (the "Appraised Value"). The appraisal must meet all applicable governmental requirements. The Appraised Value shown by such appraisal must be equal to or exceed Total Development Costs. The appraiser will provide a reliance letter addressed to MPT that expressly states that MPT may rely on such appraiser's statement and determination of the Appraised Value of the Real Estate.

SECTION 3.13 OTHER: Such other documents, certificates, and the like as may be customary in comparable transactions or as MPT may otherwise reasonably require.

                                   ARTICLE IV

                             ADDITIONAL REQUIREMENTS

SECTION 4.1 EXPENSES: LESSEE shall reimburse MPT for all expenses incurred in connection with this Commitment Letter, the Total Development Costs, and the lease of the Real Estate: provided, however, that LESSEE will not be required to reimburse any such expenses if Closing does not occur as a result of MPT's failure to perform (unless such failure is as a result of LESSEE's failure to perform). Reimbursable expenses shall be included in the Total Development Costs. Such expenses shall include, but not be limited to, third party reports and legal costs.

SECTION 4.2 MANAGEMENT: LESSEE, or a management company approved by MPT, will at all times manage the Facility unless written approval is obtained from MPT or unless removed by MPT as provided for herein or in the Definitive Documents.

SECTION 4.3 SIGNS: MPT shall have the right to erect a sign approved by LESSEE, which such approval shall not be unreasonably withheld, at the Facility stating that the Real Estate is owned by MPT.

SECTION 4.4 NON-COMPETE: Monroe will enter into a non-compete agreement in favor of MPT in a form mutually acceptable to the parties.

                                    ARTICLE V

                               GENERAL CONDITIONS

SECTION 5.1 REPRESENTATIONS OF THE LESSEE: MPT's obligations under this Commitment Letter are subject to and contingent upon the accuracy and completeness of all information, representations, and materials submitted with or in support of this Transaction and LESSEE's strict and timely compliance with all terms, conditions, and requirements set forth herein.

SECTION 5.2 RIGHT TO SELL: LESSEE understands MPT may sell its interest in the Real Estate in whole or in part. LESSEE agrees that any purchaser may exercise any and all rights of the landlord, as fully as if such had made the purchase directly from the LESSEE. MPT may divulge to any purchaser all information, reports, financial statements, certificates, and documents obtained by it from the LESSEE.

SECTION 5.3 ENTIRE AGREEMENT, MODIFICATIONS, AND AMENDMENTS: This Commitment Letter and the Confidentiality Agreement described in Section 5.7 contain the entire agreement of LESSEE and MPT with respect to the Transaction and supersede any prior or contemporaneous understanding or commitment. MPT has made no representations to LESSEE that are not set forth in this Commitment Letter. No changes in this Commitment Letter shall be binding unless in writing and executed by the party against whom enforcement of the change is sought.

SECTION 5.4 TIME: Time is of the essence with respect to all dates and periods of time set forth in this Commitment Letter.

SECTION 5.5 ACCEPTANCE OF COMMITMENT: Upon return by Monroe to MPT of a fully-executed copy of this Commitment Letter by the time set forth below, this Commitment Letter will constitute an agreement of Monroe to consummate the Transaction in accordance with the terms and conditions set forth herein. If said executed copy of this Commitment Letter is not received by MPT by 5:00 p.m. Central Time on February 28, 2005, this Commitment Letter shall be null and void and of no further force and effect unless extended in writing by MPT.

SECTION 5.6 NO SHOP. In consideration of the substantial expenditures of time, effort, and expense to be undertaken by MPT and its representatives in connection with its due diligence investigation and review of the Facility, from the date hereof until March 31, 2005, neither Monroe nor any officer, director, employee, or agent of Monroe shall, directly or indirectly, enter into any agreement with any prospective person or entity other than MPT regarding the acquisition, transfer, financing or leasing of the Facility, whether through purchase, merger, assignment, mortgage, or otherwise. If MPT delivers Definitive Documents prior to April 1, 2005. Monroe will be obligated to execute with MPT the transaction described in such Definitive Documents. Moreover, if MPT fails to deliver Definitive Documents prior to April 1, 2005, and such failure results in whole or in part from the actions or inactions of Monroe, then Monroe shall continue to be obligated to execute with MPT the transaction described in such Definitive Documents for a period of thirty (30) days following Monroe's cure of any such actions or inactions that resulted in a delay of the Closing. MPT and Monroe will endeavor in good faith to close the transaction in a timely manner.

SECTION 5.7 CONFIDENTIALITY: The parties reaffirm the existence and validity of that certain confidentiality agreement between MPT and LESSEE dated February 3, 2005 (the "Confidentiality Agreement") and agree to continue to comply with all of the terms and provisions thereof.

SECTION 5.8 ASSIGNMENT: This Commitment Letter and all rights of the parties hereunder shall not be assigned by any party without the prior written approval of the other parties; provided, however, that any party may assign its rights and obligations hereunder to any entity controlling, controlled by or under common control with the other: provided, however, that no such assignment shall relieve any party of any liability hereunder.

SECTION 5.9 PERMITTED DISCLOSURES: Notwithstanding any other agreement of the parties, in connection with its public offering or the private placement of its securities or MPT's efforts to obtain financing for the Real Estate, MPT may disclose that it has entered into this Commitment Letter with Monroe respecting the Facility and may provide other information regarding LESSEE and the Real Estate to its proposed investors in such public offering or private offering of its securities or any prospective lenders with respect to such financing of the Real Estate. LESSEE shall cooperate with MPT by providing financial and other information reasonably requested by MPT in connection with such offering of its securities or financing.

SECTION 5.10 EXHIBITS: The exhibits indicated below are attached hereto and by this reference made a part hereof:

     Exhibit A - Title insurance policy requirements.
     Exhibit B - Insurance Requirements

                 Exhibit C. Surveyor's Certificate requirements

Please indicate acceptance of the terms and conditions set forth in this Commitment Letter by signing a copy of this Commitment Letter below. This Commitment Letter may be executed in any number of counterparts, each of which so executed shall be deemed an original, but all such counterparts shall together constitute but one and the same agreement.

                                        Sincerely,

                                        MPT OPERATING PARTNERSHIP, L.P.


                                        By: /s/ Emmett E. Mclean
                                            ------------------------------------
                                        Emmett E. McLean
                                        Executive Vice President and
                                        Chief Operating Officer

Accepted and Agreed to:


MONROE HOSPITAL OPERATING COMPANY


By: /s/ Kamal Tiwari, M.D.                  /s/ R. Daniel Crossman, M.D.
    ---------------------------------       ------------------------------------
Its:
     --------------------------------

Dated: 2/28/05

                                    EXHIBIT A

                          TITLE INSURANCE REQUIREMENTS

MPT Operating Partnership, L.P. as Purchaser
Title Insurance Requirements

1. "Title Policy" means a title insurance policy in American Land Title Association ("ALTA") 1992 form, or such other form as may be approved by MPT, issued by a title insurer approved by MPT with reinsurance as required by MPT to be on ALTA Facultative Reinsurance Agreement (rev 4/6/90) such that the maximum single risk assumed by any single title insurer may not exceed 25% of that company's capital, surplus, and statutory reserves. Each title insurer issuing insurance required hereby must be licensed to insure properties in the jurisdiction in which the Facility is located.

2. The amount of the owner's title insurance policy on each Facility must equal the Purchase Price. The policy must insure against all standard exceptions (e.g., parties in possession, matters shown on public records, matters which an accurate survey would show, and real estate taxes currently due) and must be effective as of the date of the Closing. The title policy must include such affirmative insurance endorsements as MPT may require, to the extent not prohibited by the laws or insurance regulations of the state where the facility is located, including, without limitation, a zoning compliance endorsement, a street access endorsement, a comprehensive (ALTA Form 9) endorsement, a "Fairways" (change of partners) endorsement, an endorsement negating imputation of knowledge to MPT, an endorsement that the Facility is assessed for real estate taxes separate from any other property (i.e., the property consists of a single tax lot and is not part of a larger tax lot).

                                    EXHIBIT B

                             INSURANCE REQUIREMENTS

I. GENERAL REQUIREMENTS

     The General Requirements set forth herein shall be applicable to the insurance requirements outlined below in Paragraphs II and III throughout the term of this Commitment Letter.

     (A) RELATING TO INSURER.

     All insurance coverages required by the Commitment Letter must be provided by insurance companies acceptable to MPT that are rated at least an "A. VIII" or better by Best's Insurance Guide and Key Ratings and a claim payment rating by Standard & Poor's Corporation of A or better. The aggregate amount of coverage provided by a single company must not exceed 5% of the company's policyholders' surplus. All insurance companies must be licensed and qualified to do business in the state where the insured collateral is located.

     Each insurance policy must (i) provide primary insurance without right of contribution from any other insurance carried by MPT. (ii) contain an express waiver by the insurer of any right of subrogation, setoff or counterclaim against any insured party thereunder including MPT, (iii) permit MPT to pay premiums at MPT's discretion and (iv) as respects any third party liability claim brought against MPT, obligate the insurer to defend MPT as an additional insured thereunder.

     (B) RELATING TO DOCUMENTATION OF COVERAGE

     The original copy of each insurance policy required hereunder shall be furnished to MPT, or in the case of a blanket policy, a copy of the original policy certified in writing by a duly authorized Agent for the insurance company as a "true and certified" copy of the policy. LESSEE shall not submit a Certificate of Insurance, in lieu of the certified copy of the policy. The original policy(ies) or certified copy of the policy(ies) must be delivered to MPT. effective with the commencement of each of the Facilities and furnished annually thereafter, prior to the expiration date of the preceding policy(ies).

     (C) CANCELLATION AND MODIFICATION CLAUSE.

     1. The insurer hereby agrees that its policy will not lapse, terminate, or be canceled, or be amended or modified to reduce limits or coverage terms unless and until MPT has received not less than sixty (6O) days prior written notice thereof at the following address:

     MPT Operating Partnership, LP
     Attention: Its: President
     1000 Urban Center Drive, Suite 501
     Birmingham, Alabama 35242

     2. Notwithstanding the foregoing, in the event of cancellation due to non-payment of premium, the insurer shall provide not less than ten (10) days' Notice of Cancellation to:

     MPT Operating Partnership, LP
     Attention: Its: President
     1000 Urban Center Drive, Suite 501
     Birmingham, Alabama 35242

II.  TYPES OF INSURANCE

     LESSEE will at all times keep the Facilities insured against loss or damage from such causes as are customarily insured against, by prudent owners of similar Facilities. Without limiting the generality of the foregoing, LESSEE will obtain and maintain in effect the following amounts and types of insurance on each of the Facilities throughout the term of the Leases:

     (A)  "ALL RISKS" or "SPECIAL" FORM PROPERTY INSURANCE.

     All Risks or Special Form Property insurance against loss or damage to the building and improvements, including but not limited to, perils of fire, lightning, water, wind, theft, vandalism and malicious mischief, plate glass breakage, and perils typically provided under an Extended Coverage Endorsement and other forms of broadened risk perils, and insured on a "replacement cost" value basis to the extent of the full replacement value of the Facility. The deductible amount thereunder shall be borne by LESSEE in the event of a loss and the deductible must not exceed $10,000 per occurrence. Further, in the event of a loss, LESSEE shall abide by all provisions of the insurance contract, including proper and timely notice of the loss to the insurer, and LESSEE further agrees it will notify MPT of any loss in the amount of $25,000 or greater and that no claim at or in excess of $25,000 thereunder shall be settled without the prior written consent of MPT, which consent shall not be unreasonably withheld or delayed by MPT.

     (B) FLOOD AND EARTHQUAKE INSURANCE (Required only in the event that the property is in a flood plain or earthquake zone).

     Insurance in an amount equal to the full replacement cost value of the Facility, subject to no more than a $25,000 per occurrence, deductible. The policy shall include coverage for subsidence.

     (C) LOSS OF EARNINGS INSURANCE.

     Insurance against loss of earnings in an amount sufficient to cover not less than 12 months, lost earnings and written in an "all risks" form, either as an endorsement to the insurance required under Paragraph II(A), or under a separate policy.

     (D) WORKERS COMPENSATION INSURANCE.

     Workers Compensation insurance covering all employees in amounts that are customary for LESSEE's industry.

     (E) LIABILITY INSURANCE.

     COMMERCIAL GENERAL LIABILITY: Commercial General Liability in a primary amount of at least $5,000,000 per occurrence, Bodily Injury for injury or death of any one person and $100,000 for Property Damage for damage to or loss of property of others, subject to a $10,000,000 annual aggregate policy limit for all Bodily Injury and Property Damage claims, occurring on or about the Land or in any way related to the Project, including but not limited to, any swimming pools or other recreational Facility or areas that are located on the Land or otherwise related to the Facility. Such policy shall include coverages of a Broad Form nature, including, but not limited to, Explosion, Collapse and Underground (XCU), Products Liability, Completed Operations, Broad Form Contractual Liability, Broad Form Property Damage, Personal Injury, Incidental Malpractice Liability, and Host Liquor Liability.

     VEHICLE LIABILITY: Automobile and Vehicle Liability insurance coverage for all owned, non-owned, leased or hired automobiles and vehicles in a primary limit amount of $1,000,000 per occurrence for Bodily Injury: $l00,000 per occurrence for Property Damage: subject to an annual aggregate policy limit of $1,000,000.

     UMBRELLA LIABILITY: Umbrella Liability insurance in the minimum amount of $10,000,000 for each occurrence and aggregate combined single limit for all liability, with a $10,000 self-insured retention for exposure not covered in underlying primary policies. The Umbrella Liability policy shall name in its underlying schedule the policies of Professional Liability, Commercial General liability, Garage Keepers Liability. Automobile/Vehicle Liability and Employer's Liability under the Workers Compensation Policy.

     PROFESSIONAL LIABILITY: Professional Liability insurance for LESSEE and any physician or other employee or agent of LESSEE providing services at the Facility in an amount not less than five million dollars ($5,000,000) per individual claim and ten million dollars ($10,000,000) annual aggregate.

     (F) COMMERCIAL BLANKET FIDELITY BOND INSURANCE.

     A Commercial Blanket Bond covering all employees of the LESSEE, including its officers, and the individual owners of the insured business entity, whether a joint-venture, partnership, proprietorship or incorporated entity against loss as a result of their dishonesty. Policy limit shall be in an amount of at least $1,000,000, subject to a deductible of no more than $10,000 per occurrence.

                                    EXHIBIT C

                             SURVEYOR'S CERTIFICATE

The undersigned hereby certifies to MPT Operating Partnership, L.P and ____________ ________________________________ (the "Title Insurance Company");
(a) that he is a duly registered land surveyor in the State of _______________ ;
(b) that the plat to which this certificate is affixed (The "Plat") is a true, complete and correct survey of the property described therein (the "Property") being approximately_______________ acres as further described by the Property Description on the Plat;(c) the Plat is based upon a field survey made ________, _____________ by me or directly under my supervision in accordance with the minimum standards established by the State of ____________ by surveyors and with the "Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys" jointly established and adopted by ALTA and ACSM in 1992 and meets the Accuracy Standards (as adopted by ALTA and ACSM in 1992 and in effect on the date of this certification) of an Urban Survey, and contains items 1, 2, 3, 4, 7(a), 8, 9, 10, 11(a), and 11(b) of Table A thereto; (d) that the Plat correctly shows the location of all buildings, structures and other improvements on the Property;
(e) that the Plat correctly shows the location of all easements, restrictions and rights-of-way described in title insurance commitment number __________________ effective as of ______________, ________ 1997, issued by the
Title Insurance Company (the "Title Commitment"); (f) that the legal description set forth in the Title Commitment is identical in all respects to "the Property Description set forth on the Plat; (g) except as shown on the Plat there are no discrepancies between the boundary lines of the Property as shown on the Plat and as described in the legal description of record; (h) that the Plat casements indicate existing surface and underground transmission lines or utilities, such as natural gas, telephone, telegraph, TV cable water sewage and electrical power, including pipeline type and sizes with all utility pole locations with overhead wires indicated and the nearest available services clearly shown and dimensional; (i) that, except as shown on the Plat, there are (1) no visible easements or rights-of-way on the Property or any other easements or rights-of-way thereon of which the undersigned has knowledge. (2) no party walls on the Property. (3) no encroachments from the Property over adjoining premises, streets or roads by any buildings, structures or other improvements located on the Property, and (4) no encroachments on the Property by any buildings, structures or other improvements located on adjoining property; (j) that the boundary line dimensions as shown on the Plat form a mathematically closed figure within +\- 0.01 foot; (k) that the boundary lines of the Property are contiguous with the boundary lines of all adjoining parcels, roads, highways, streets or alleys as described in their most recent respective legal description of record; (l) that the buildings, structures and other improvements located on the Property do not violate any building or setback lines; (m) that adequate ingress to and egress from the Property is provided by _____________, the same being paved, dedicated public rights-of-way maintained by ____________________ (name of maintaining authority); and (n) that the undersigned has consulted the National Flood Insurance Program Maps and has found that, in accordance with said maps. Panel Number ____________, dated ___________________, no portion of the Property lies within a flood hazard area, except as depicted on the Plat.

                      (Name of Surveyor, Registration No.)

                                  SCHEDULE 1.2

                             PROJECT COST ANALYSIS

              (PRELIMINARY - FOR DISCUSSION & BUDGET PURPOSES ONLY)

________ GROSS
________ RENTABLE                                       Date Printed ___________

                                                          LOAN    % OF    COST PER
PRO FORMA ITEM                                           BUDGET   TOTAL   SF GROSS
-------------                                            ------   -----   --------
LAND                              ____ Acres S________
HARD COSTS:
HOSPITAL*                         ____ S.F @ S________
LTAC BEDS                         ____ S.F @ S________
FINISHED ACUTE BEDS               ____ S.F @ S________
CONNECTOR TO MOB (3 FLS)          ____ S.F @ S________
IMAGING CENTER TI ALLOWANCE       ____ S.F @ S________
SITE WORK*                        ____ S.F @ S________
ADDITIONAL PARKING                          ____SPACES
MATERIAL COST INCREASE ALLOWANCE (3%)
CONSTRUCTION MANAGEMENT FEE
CONSTRUCTION CONTINGENCY

TOTAL HARD COST

SOFT COSTS:
ARCHITECTURAL & ENGINEERING
DEVELOPER OVERHEAD & COSTS
GD LEASE PAYMENTS
CITY PERMITS, IMPACT FEES & UTILITY CONNECTIONS
INSPECTIONS--MPT
SOILS, ENVIRONMENTAL & APPRAISAL REPORTS CLOSING COSTS
ADVERTISING S SIGNAGE
LEGAL
INSURANCE & TAXES
MPT FINANCING FEE
INTERIOR DESIGN
PRE-OPENING COSTS
BROKER FEE
CONTINGENCY

TOTAL SOFT COSTS

TOTAL HOSPITAL LAND, HARD(NET) & SOFT COSTS

ESTIMATED LEASE PAYMENTS DURING CONSTRUCTION

TOTAL HOSPITAL PROJECT COST

*    ACTUAL CONSTRUCTION COSTS TO BE ADJUSTED TO THE FINAL COST OF
     CONSTRUCTION AS CONTAINED IN GUARANTEE NOT TO EXCEED CONSTRUCTION CONTRACT.